EXHIBIT 99.1

                                           Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150


FOR IMMEDIATE RELEASE

                     LMI AEROSPACE SIGNS LONG-TERM CONTRACT
                            WITH BOMBARDIER AEROSPACE
      LMI to Produce Components for Business and Regional Jets Through 2007

         ST. LOUIS, December 3, 2003 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it has signed a long term contract with Bombardier Aerospace, a subsidiary of Bombardier, Inc. that will extend the current work package and pricing through 2007. Terms were not disclosed.

         LMI Aerospace will supply Bombardier Aerospace with structural sheet metal skins and components for Bombardier regional and business jets, including its Bombardier CRJ Series and Q Series regional aircraft, and Learjet, Challenger and Global families of business jets during the multi-year agreement.

         "We are very pleased to continue our business relationship with Bombardier, one of our long-standing customers," said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace. "This agreement enables us to grow our core competency of forming structural sheet metal skins for regional and business jet manufacturers."

         LMI Aerospace, a leading supplier of quality components to the aerospace and technology industries for 55 years, operates thirteen facilities that fabricate, machine, finish, integrate, assemble and kit formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser, equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This press release includes forward-looking statements which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission, including those factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2002.

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